Evergreen Intermediate Municipal Bond Fund: Semiannual Report as of November 30, 2002

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
8	FINANCIAL HIGHLIGHTS
10	SCHEDULE OF INVESTMENTS
16	STATEMENT OF ASSETS AND LIABILITIES
17	STATEMENT OF OPERATIONS
18	STATEMENTS OF CHANGES IN NET ASSETS
20	NOTES TO FINANCIAL STATEMENTS
24	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

January 2003

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder:

We are pleased to provide the semiannual report for the Evergreen Intermediate Municipal Bond Fund, which covers the six-month period ended November 30, 2002.

Market analysis

Over the past six months, investors in the municipal bond market experienced another large dose of volatility. Uncertainty over the strength of the economic recovery and fears of war and terror combined frequently to threaten those in the fixed income markets. While strength in stocks during early autumn competed with bonds for investment dollars, those investors employing proper diversification strategies managed to weather the storm on a relative basis. While many other areas within the financial markets remained in turmoil, many municipal bond investors benefited from falling yields due in part to increased geopolitical risks, uncertainty related to the strength of the economic recovery, and continued volatility in the equity markets.

Several developments occurred recently within the municipal bond market. First, the weaker than expected economic recovery has resulted in lower tax receipts for most municipalities, increasing the need for new debt issuance. Second, this increased supply was met by a healthy demand for bonds that were suitable for a broad range of investment needs. Third, many investors exiting the equity markets placed their assets in short-term, liquid issues. Fourth, as 2002 progressed, the yield curve began to flatten as buyers on the long end gradually emerged. Finally, those issues emphasizing total return outperformed income-based products, benefiting from declining yields and price increases.

Perhaps the most interesting development was the solid performance of tax-exempt bonds despite the increased supply.

LETTER TO SHAREHOLDERS continued

Ordinarily, extra supply hinders return potential, yet uncertainty in the equity markets resulted in higher than normal demand for municipal securities. Money flowed from equity funds due to the uncertain economy, and as the corporate accounting scandals widened, flows increased further into a wide variety of bond structures, including municipals.

Looking forward, we believe several of the uncertainties currently affecting investors will continue, resulting in a more narrow range for yields. Concerns about the extent of the economic recovery may linger in coming months, potentially providing further opportunities for total return investors in the municipal market. As clarity increases on the recovery, though, yields may increase, rewarding income-oriented investors. In addition, the potential war with Iraq and fears of terrorism may also positively affect performance, as investors continue to seek the relative stability and return potential of the municipal bond market.

Importance of diversification

The volatility we have experienced in the financial markets over the past several months offers many reasons for building and maintaining a diversified portfolio rather than making investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) can also be an effective tool to help you achieve your investment goals. As with all investment decisions, remember to

* A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

LETTER TO SHAREHOLDERS continued

consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of November 30, 2002

“If the stock market declines significantly or if investors begin taking profits in appreciated shares, we may see greater demand for municipal securities. In this kind of environment, we expect relatively stable total returns. We believe the fund is well positioned to potentially outperform alternative investments and to beat its competition, because it is poised to deliver a higher level of income.”

MANAGEMENT TEAM

Richard K. Marrone
Tax-Exempt Fixed Income Team Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 1/31/1984
	Class I	Class IS
Class Inception Date	11/24/1997	3/2/1998

6-month return	1.99%	1.87%

Average Annual Return

1 year	3.59%	3.33%

5 year	3.69%	3.45%

10 year	4.74%	4.49%

30-day SEC yield	4.98%	4.72%

Tax-equivalent yield*	8.11%	7.69%

6-month income dividends per share	$1.50	$1.42

*Assumes a maximum 38.6% federal tax rate. Results for investors subject to lower tax rates would not be as advantageous.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Class IS from 11/24/1997 to its inception is based on the performance of Class I and has not been adjusted to reflect the effect of the 0.25% 12b-1 fee applicable to Class IS. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns would have been lower. Prior to 11/24/1997, the returns are based on the fund’s predecessor common trust fund’s (CTF) performance, adjusted for estimated mutual fund expenses. The CTF was not registered under the Investment Company Act of 1940 and was not subject to certain investment restrictions. If the CTF had been registered, its performance might have been adversely affected. The advisor is waiving a portion of its advisory fee. Had the fee not been waived, returns would have been lower.

2 Source: Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The fixed income Style Box placement is based on a fund’s average effective maturity or duration and the average credit rating of the bond portfolio.

FUND AT A GLANCE continued

LONG-TERM GROWTH

Comparison of a $1,000,000 investment in Evergreen Intermediate Municipal Bond Fund Class I shares,1 versus a similar investment in the Lehman Brothers 7-Year Municipal Bond Index (LB7YMBI) and the Consumer Price Index (CPI).

The LB7YMBI is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994. Class I and IS shares are only available to institutional shareholders with a minimum $1 million investment.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

The fund’s yield will fluctuate, and there can be no guarantee that the fund will achieve its objective or any particular tax-exempt yield. Income may be subject to the federal alternative minimum tax.

Funds that invest in high yield, lower-rated bonds may contain more risk due to the increased possibility of default.

All data is as of November 30, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class I shares had a total return of 1.99% for the six-month period ended November 30, 2002. During the same period, the Lehman Brothers 7-Year Municipal Bond Index (LB7YMBI) returned 3.71%, while the median return of funds in the Lipper Intermediate Municipal Debt Funds Classification was 2.97%. Lipper Inc. is an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS
(as of 11/30/2002)

Total Net Assets	$534,655,968

Average Credit Quality*	AA

Effective Maturity	7.2 years

Average Duration	5.4 years

*Source: Standard & Poor’s

What factors affected performance during the period?

We attribute the fund’s lag relative to its benchmark and Lipper peer group to a number of factors. One factor is the fund’s performance objectives. The fund is managed for price stability and high income, while the performance of the LB7YMBI and the fund performance in the Lipper Municipal Dept Funds Classification only reflect total return. Securities structured for their total return potential have different characteristics than those designed to generate a generous level of tax-advantaged income and stability of principal. Bonds with a greater potential for total return tend to outperform income-oriented securities in a declining interest rate environment, such as the one we experienced over the past six months. Conversely, income-oriented bonds typically outperform securities selected for their total return potential when interest rates rise or hold steady.

The fund also was affected by the general underperformance of intermediate-term municipal bonds. During the period, economic growth was sluggish, the stock market declined, and concerns about corporate governance and geopolitical issues dominated market sentiment. In this environment, investors generally became risk averse and sought safe havens for their assets. As a result, many turned to short-term municipal bonds -- those with maturities under five years. Such securities offered the perceived safety that investors required and yields that were two to three percentage points higher than those on money market funds. Investors who wanted the highest yields generally put their assets in municipal securities in the 20-year range. As a result, intermediate-term securities suffered from low demand and underperformed municipal bonds with the shortest and longest maturities.

An extremely large amount of new issuance -- especially in October and November -- also had a negative impact on municipal securities and, consequently, the fund. In a low interest rate environment, state and local governments were eager to bring new bonds to market to fund municipal projects, and the oversupply of new issues kept prices down.

PORTFOLIO MANAGER INTERVIEW continued

The fund’s return also was affected by the poor performance of the uninsured airline bonds in the portfolio. Because economic growth was weak, certain segments of the airline industry had difficulty recovering from the terrorist attacks of September 11, 2001. As a result, the airline bonds in the portfolio lost more than half of their value. While we sold the fund’s airline securities at the end of August, their position in the portfolio early in the period detracted from the fund’s results.

PORTFOLIO COMPOSITION
(as a percentage of 11/30/2002 portfolio assets)

Hospital	20.6%

Housing	16.0%

Airport	6.5%

Water & Sewer	5.9%

Education	5.5%

Industrial Development Revenue	5.4%

General Obligation - Local	4.5%

Lease	4.0%

Tobacco Revenue	3.7%

Other	27.9%

What changes did you make to the fund during the period?

We made no substantial changes during the six-month period. Early in 2002, we added to the fund’s position in healthcare bonds, putting an emphasis on hospital issues. At the time, healthcare bonds were plentiful and we believed them to be undervalued. As the period unfolded and the supply was absorbed, these bonds rose in value and contributed to performance. Bonds in the housing sector also aided results. We focused on housing bonds with shorter maturities, which tend to be more stable when interest rates fluctuate. These bonds were a good source of income during the six months. The fund also had a position in water and sewer bonds, which added to performance.

PORTFOLIO QUALITY*
(as a percentage of 11/30/2002 portfolio assets)

*Source: Standard & Poor’s

What is your outlook for the next six months?

As we look ahead to 2003, we believe the pace of the economic recovery and the performance of the stock market are likely to affect the municipal bond market and the fund. If economic growth continues in the doldrums, there is a possibility that the Federal Reserve Board will lower short-term interest rates early in 2003. If the stock market declines significantly or if investors begin taking profits in appreciated shares, we may see greater demand for municipal securities. In this kind of environment, we expect relatively stable total returns. We believe the fund is well positioned to potentially outperform alternative investments and to beat its competition, because it is poised to deliver a higher level of income.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended November 30, 2002 (unaudited)
		Year Ended May 31, 2002[1]	Year Ended September 30,
			2001	2000	1999	1998[2]
CLASS I
Net asset value, beginning of period	$60.43	$62.08	$60.44	$61.33	$67.11	$64.84
Income from investment operations
Net investment income	1.50	2.08	3.12	2.99	2.97	2.57
Net realized and unrealized gains or losses on securities	-0.29	-1.65	1.64	-0.89	-4.89	2.27
Total from investment operations	1.21	0.43	4.76	2.10	-1.92	4.84

Distributions to shareholders from
Net investment income	-1.50	-2.08	-3.12	-2.99	-2.97	-2.57
Net realized gains	0	0	0	0	-0.89	0
Total distributions to shareholders	-1.50	-2.08	-3.12	-2.99	-3.86	-2.57

Net asset value, end of period	$60.14	$60.43	$62.08	$60.44	$61.33	$67.11
Total return	1.99%	0.73%	8.05%	3.58%	-3.00%	7.61%
Ratios and supplemental data
Net assets, end of period (thousands)	$518,327	$540,800	$576,388	$611,279	$704,474	$746,874
Ratios to average net assets
Expenses[3]	0.66%[4]	0.62%[4]	0.62%	0.63%	0.57%	0.62%[4]
Net investment income	4.89%[4]	5.14%[4]	5.07%	4.98%	4.59%	4.59%[4]
Portfolio turnover rate	4%	20%	37%	66%	97%	47%

1.  For the eight months ended May 31, 2002. The fund changed its fiscal year end from September 30 to May 31, effective May 31, 2002.

2.  For the period from November 24, 1997 (commencement of class operations), to September 30, 1998.

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

4.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended November 30, 2002 (unaudited)
		Year Ended May 31, 2002[1]	Year Ended September 30,
			2001	2000	1999	1998[2]
CLASS IS
Net asset value, beginning of period	$60.43	$62.08	$60.44	$61.33	$67.11	$65.91
Income from investment operations
Net investment income	1.42	1.98	2.97	2.84	2.81	1.66
Net realized and unrealized gains or losses on securities	-0.29	-1.65	1.64	-0.89	-4.89	1.20
Total from investment operations	1.13	0.33	4.61	1.95	-2.08	2.86

Distributions to shareholders from
Net investment income	-1.42	-1.98	-2.97	-2.84	-2.81	-1.66
Net realized gains	0	0	0	0	-0.89	0
Total distributions to shareholders	-1.42	-1.98	-2.97	-2.84	-3.70	-1.66

Net asset value, end of period	$60.14	$60.43	$62.08	$60.44	$61.33	$67.11
Total return	1.87%	0.56%	7.78%	3.32%	-3.24%	4.41%
Ratios and supplemental data
Net assets, end of period (thousands)	$16,329	$11,647	$9,394	$7,760	$5,863	$4,736
Ratios to average net assets
Expenses[3]	0.91%[4]	0.88%[4]	0.88%	0.88%	0.83%	0.89%[4]
Net investment income	4.65%[4]	4.91%[4]	4.83%	4.77%	4.41%	4.35%[4]
Portfolio turnover rate	4%	20%	37%	66%	97%	47%

1.  For the eight months ended May 31, 2002. The fund changed its fiscal year end from September 30 to May 31, effective May 31, 2002.

2.  For the period from March 2, 1998 (commencement of class operations), to September 30, 1998.

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

4.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

November 30, 2002 (unaudited)

	Credit Rating(v)	Principal Amount	Value

MUNICIPAL OBLIGATIONS 96.1%
AIRPORT 6.4%
Alliance Aprt. Auth., Inc., TX Spl. Facs. RB, Federal Express Corp. Proj., 6.375%, 04/01/2021	BBB	$ 1,750,000	$ 1,836,117
Denver, CO City & Cnty. Arpt. RB, Ser. D, 7.75%, 11/15/2013	A	9,405,000	11,476,263
Hawaii Arpt. Sys. RB, Ser. B, 6.50%, 07/01/2014	AAA	14,095,000	16,275,356
Wichita, KS Arpt. Auth. Facs. RB, Cessna Citation Service Ctr. A, 6.25%, 06/15/2032	A	4,500,000	4,591,395
34,179,131
COMMUNITY DEVELOPMENT DISTRICT 0.5%
Frederick Cnty., MD Spl. Obl. RB, Urbana CDA, 6.25%, 07/01/2010	NR	2,546,000	2,562,193
CONTINUING CARE RETIREMENT COMMUNITY 3.2%
Clarence, NY IDA RB, Bristol Village Proj., 6.00%, 01/20/2044	Aaa	2,750,000	2,927,127
Connecticut Dev. Auth. RRB, Church Homes, Inc. Proj.:
5.00%, 04/01/2003	BBB	925,000	927,313
5.40%, 04/01/2007	BBB	1,220,000	1,222,525
5.70%, 04/01/2012	BBB	1,675,000	1,629,758
New Jersey EDA RB:
Evergreens Proj., 5.875%, 10/01/2012	NR	1,380,000	1,366,890
Fellowship Village Proj., Ser. A:
5.20%, 01/01/2009	BBB-	530,000	530,520
5.30%, 01/01/2010	BBB-	585,000	582,923
Franciscan Oaks Proj.:
5.60%, 10/01/2012	NR	2,620,000	2,481,638
5.70%, 10/01/2017	NR	1,215,000	1,090,146
Keswick Pines Proj.:
5.60%, 01/01/2012	NR	900,000	866,475
5.70%, 01/01/2018	NR	3,550,000	3,318,079
16,943,394
EDUCATION 5.4%
Denver, CO City & Cnty. Sch. Dist. RB, Ser. B, 6.50%, 12/01/2002	A+	1,000,000	1,000,280
Massachusetts Edl. Fin. Auth. RRB, Ser. A, 5.50%, 12/01/2007	AAA	8,155,000	8,912,844
Montgomery Cnty., PA Higher Ed. Auth. RB, Beaver College Proj., 5.80%, 04/01/2016	AAA	4,000,000	4,372,120
New York Dormitory Auth. RB, Ser. A, 5.50%, 05/15/2013	AA-	13,000,000	14,488,500
28,773,744
ELECTRIC REVENUE 2.9%
Central Valley, CA Fin. Auth. RB, Co-Generation Proj., 6.00%, 07/01/2009	BBB	8,950,000	9,228,703
Sullivan, IN PCRRB, Ser. C, 5.95%, 05/01/2009	BBB	6,250,000	6,399,313
15,628,016
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

November 30, 2002 (unaudited)

	Credit Rating(v)	Principal Amount	Value

MUNICIPAL OBLIGATIONS continued
ESCROW 2.4%
Beaver Falls, PA Muni. Auth. RB, 9.125%, 08/01/2005	Aaa	$ 810,000	$ 952,973
Heartland Consumer Pwr. Dist. RB, 7.00%, 01/01/2016	AAA	5,000,000	5,998,800
Illinois Hlth. Facs. Auth. RB, Mercy Hosp. & Medical Ctr. Proj., 10.00%, 01/01/2015	NR	4,370,000	5,992,231
West View, PA Muni. Auth. Spl. Obl. Bonds, 9.20%, 05/15/2003	AAA	155,000	160,506
13,104,510
GENERAL OBLIGATION LOCAL 4.5%
New York, NY GO:
8.51%, 08/01/2013	AAA	5,000,000	5,597,000
Ser. A, 5.875%, 08/01/2003	A	5,535,000	5,685,331
Ser. A, 6.25%, 08/01/2010	A	2,500,000	2,766,025
Ser. A, 6.25%, 08/01/2011	A	3,000,000	3,315,930
Ser. C, 6.50%, 02/01/2008	A	5,795,000	6,495,905
23,860,191
GENERAL OBLIGATION STATE 2.7%
Washington GO, Ser. B, 6.40%, 06/01/2017	AA+	12,000,000	14,421,120
HOSPITAL 20.3%
Alamogordo, NM Hosp. RB, 5.00%, 01/01/2008	A-	5,680,000	5,925,717
Coffee Cnty., GA Hosp. Auth. RB, Ser. A, 6.75%, 12/01/2026	NR	1,500,000	1,468,620
Elizabethton, TN Hlth. and Edl. RB, 7.75%, 07/01/2029	AAA	3,000,000	3,792,180
Escambia Cnty., FL Hlth. Facs. Auth. RB, Ascension Hlth., Ser. C, 5.75%, 11/15/2032	AA	10,000,000	10,278,100
Gregg Cnty. TX Hlth. Facs. Dev. RB:
Ser. A, 6.75%, 10/01/2017	BBB	1,505,000	1,576,066
Ser. A, 6.75%, 10/01/2018	BBB	1,595,000	1,664,925
Huntsville, AL Hlth. Care Auth. RB, Ser. A, 5.75%, 06/01/2016	A2	5,730,000	5,951,121
Illinois Hlth. Facs. Auth. RB:
Edward Hosp. Proj., Ser. A, 6.00%, 02/15/2019	A+	5,600,000	5,700,632
Passavant Memorial Hosp., 5.65%, 10/01/2016	A	4,850,000	4,934,632
Iowa Fin. Auth. RRB, Trinity Hlth. Proj., Ser. B, 5.75%, 12/01/2015	AA-	4,240,000	4,531,712
Michigan Hosp. Fin. Auth. RB, Trinity Hlth. Proj.:
Ser. A, 6.00%, 12/01/2013	AA-	4,675,000	5,138,386
Ser. A, 6.00%, 12/01/2014	AA-	4,865,000	5,319,878
New Hampshire Hlth. & Ed. Facs. RB, 6.00%, 10/01/2016	A+	1,000,000	1,066,780
New Jersey Hlth. Care Facs. Fin. Auth. RB, Atlantic City Med. Ctr.:
6.00%, 07/01/2012	A-	3,000,000	3,288,420
6.25%, 07/01/2017	A-	2,000,000	2,172,620
Pennsylvania Higher Edl. RB, UPMC Hlth. Sys., Ser. A, 6.25%, 01/15/2017	A+	5,535,000	5,982,892
Shawnee, OK Hosp. Auth. RRB, Midamerica Healthcare Proj., 6.125%, 10/01/2014	BBB	8,500,000	8,574,715
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

November 30, 2002 (unaudited)

	Credit Rating(v)	Principal Amount	Value

MUNICIPAL OBLIGATIONS continued
HOSPITAL continued
West Shore, PA Area Hosp. Auth RB, Holy Spirit Hosp. Proj.:
5.90%, 01/01/2017	BBB+	$ 1,590,000	$ 1,632,866
6.00%, 01/01/2018	BBB+	1,645,000	1,688,922
Wichita, KS Hosp. RRB, Ser. 11, 6.75%, 11/15/2014	A+	5,840,000	6,537,938
Wisconsin Hlth. & Edl. Facs. Auth. RB:
6.00%, 08/15/2014	A	1,000,000	1,081,030
Med. College, Inc. Proj., 5.95%, 12/01/2015	A	6,865,000	7,008,478
Mercy Hosp. of Janesville, Inc. Proj., 6.50%, 08/15/2011	A2	5,300,000	5,412,943
Wisconsin Hlth. & Edl. Facs. Auth. RRB, Wheaton Franciscan Svcs., 6.25%, 08/15/2022	A	7,500,000	7,868,475
108,598,048
HOUSING 15.8%
California HFA RB:
Ser. A, 7.55%, 08/01/2003	A+	2,335,000	2,375,512
Ser. L, 0.00%, 08/01/2027 (n)	AAA	5,765,000	1,521,672
Chicago, IL SFHRB:
Ser. A, 4.00%, 10/01/2033	Aaa	6,325,000	6,929,986
Ser. B, 4.00%, 10/01/2033	AAA	1,000,000	1,062,050
Jefferson Parish, LA Home Mtge. Auth. SFHRRB, Ser. B-1, 6.75%, 06/01/2030	Aaa	1,740,000	1,911,216
Massachusetts HFA RB:
Ser. 845, 10.97%, 04/01/2004	NA	6,500,000	6,805,500
Ser. C, 6.35%, 05/15/2003	AAA	2,000,000	2,037,180
Michigan Hsg. Dev. Auth. RB, 10.87%, 10/01/2015	AA-	7,500,000	8,173,050
Minnesota HFA SFHRB, Ser. B, 6.20%, 01/01/2021	AA+	4,775,000	4,958,694
Mississippi Home Corp. SFHRB, Ser. H, Class 6, 6.70%, 12/01/2029	Aaa	5,100,000	5,502,288
Missouri Hsg. Dev. Commission SFHRB:
Ser. A-1, 7.50%, 03/01/2031	AAA	1,815,000	1,954,537
Ser. C-1, 6.95%, 09/01/2030	AAA	6,885,000	7,509,883
Nevada Hsg. Division SFHRB, Ser. A-1, 7.55%, 10/01/2010	AA	105,000	105,219
New Hampshire HFA SFHRB, Ser. D, 6.15%, 07/01/2029	Aa3	1,755,000	1,914,565
New Mexico Mtge. Fin. Auth. SFHRB:
Ser. A-2, 7.10%, 09/01/2030	AAA	1,525,000	1,703,562
Ser. E-2, 6.55%, 09/01/2031	AAA	5,700,000	6,326,715
New York Hsg. Fin. Svcs. Contract RB, Ser. C,
5.875%, 09/15/2014	AA-	5,085,000	5,237,143
Ohio HFA Mtge. RB, Ser. C, 5.625%, 03/01/2032, (LOC: GNMA)	Aaa	5,185,000	5,512,070
Oklahoma HFA SFHRB, Ser. D-1, 7.10%, 09/01/2016	Aaa	1,690,000	1,841,762
Symrna, TN Hsg. Assn. MHRB, Ser. A, 6.45%, 10/20/2035,
(LOC: GNMA)	AAA	8,980,000	9,873,151
Texas Dept. of Hsg. & Community Affairs MHRB, Ser. A, 5.55%, 01/01/2005	A	1,205,000	1,220,557
84,476,312
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

November 30, 2002 (unaudited)

	Credit Rating(v)	Principal Amount	Value

MUNICIPAL OBLIGATIONS continued
INDUSTRIAL DEVELOPMENT REVENUE 5.4%
Boston, MA IDA RB, Pilot Seafood Proj., 5.875%, 04/01/2030	AA-	$ 4,950,000	$ 5,189,382
Braxton Cnty., WV Solid Wst. Disposal RRB, Weyerhaeuser Co. Proj., 2.15%, 03/01/2029	BBB	3,000,000	3,000,000
Hodgkins, IL Env. RB, 6.00%, 11/01/2015	A-	7,000,000	7,310,940
Mason Cnty., WV PCRB, Appalachian Pwr. Co. Proj., Ser. I, 6.85%, 06/01/2022	BBB+	3,000,000	3,017,790
Niagara Cnty., NY IDA RRB, Ser. B, 5.55%, 11/15/2024	BBB	3,000,000	3,154,590
Oakes, ND IDRB, Omniquip Intl., Inc. Proj., 5.80%, 02/01/2014	NR	3,950,000	3,956,280
Toledo, OH Port Auth. RB, 5.90%, 12/01/2015	Aa3	3,000,000	3,098,280
28,727,262
LEASE 4.0%
Denver, CO City & Cnty. Arpt. RB, Rental Car Proj., Ser. A, 6.00%, 01/01/2011	AAA	3,025,000	3,321,148
Texas Natl. Research Lab. Commission RB, 6.95%, 12/01/2012	AAA	15,000,000	18,029,400
21,350,548
PORT AUTHORITY 1.5%
Port Auth. of NY & NJ RB, Ser. 4, 6.75%, 10/01/2011	NR	7,500,000	7,853,550
PUBLIC FACILITIES 2.0%
Colorado Edl. & Cultural Facs. RB:
5.50%, 04/01/2009	BBB+	365,000	389,054
5.50%, 04/01/2010	BBB+	390,000	411,204
5.50%, 04/01/2011	BBB+	410,000	429,217
5.75%, 04/01/2013	BBB+	200,000	210,612
5.75%, 04/01/2014	BBB+	215,000	225,264
Dauphin Cnty., PA General Auth. RB:
Ser. A, 5.50%, 01/15/2008	NR	7,865,000	4,099,946
Ser. A, 5.75%, 01/15/2010	NR	3,950,000	2,035,711
Hartford, CT Parking Systems RB, Ser. A, 6.50%, 07/01/2025	BBB	2,740,000	2,825,707
10,626,715
RESOURCE RECOVERY 2.2%
Braxton Cnty., WV Solid Wst. Disposal RRB, Weyerhaeuser Co. Proj., 6.50%, 04/01/2025	BBB	5,000,000	5,089,950
Ohio Solid Wst. RB, 4.85%, 11/01/2022	BBB	1,000,000	992,890
Pennsylvania Econ. Dev. Fin. Auth. RB, Colver Proj., Ser. D:
7.125%, 12/01/2015	BBB-	2,000,000	2,079,940
7.15%, 12/01/2018	BBB-	3,500,000	3,634,785
11,797,565
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

November 30, 2002 (unaudited)

	Credit Rating(v)	Principal Amount	Value

MUNICIPAL OBLIGATIONS continued
SALES TAX 1.9%
Illinois Sales Tax RB, Ser. P, 6.50%, 06/15/2022	AAA	$ 1,255,000	$ 1,514,534
Pennsylvania Convention Ctr. RRB, Ser. A, 6.75%, 09/01/2019, (Insd. by MBIA)	AAA	8,000,000	8,756,960
10,271,494
SOLID WASTE 0.8%
Moraine, OH Solid Wst. Disposal RB, 6.75%, 07/01/2014	BBB	4,000,000	4,399,880
SPECIAL TAX 0.9%
Allegheny Cnty., PA Redev. Auth. RB, Waterfront Proj.:
Ser. A, 5.875%, 12/15/2010	NR	2,530,000	2,784,973
Ser. B, 5.75%, 12/15/2005	NR	1,655,000	1,784,951
4,569,924
STUDENT LOAN 3.2%
Alaska Student Loan Corp. RB:
Ser. A, 5.80%, 07/01/2012	AAA	2,935,000	3,152,895
Ser. A, 5.85%, 07/01/2013	AAA	3,285,000	3,521,914
Ser. A, 5.90%, 07/01/2014	AAA	3,600,000	3,838,356
Arkansas Student Loan Auth. RB, Ser. B, 5.35%, 06/01/2009	A	6,465,000	6,771,247
17,284,412
TOBACCO REVENUE 3.6%
Tobacco Settlement Revenue Mgmt. Auth., SC RB, Ser. B, 6.00%, 05/15/2022	A	6,625,000	6,439,765
TSASC, Inc., NY RB, Ser. 1, 5.70%, 07/15/2014	A	2,900,000	3,029,108
Washington, DC Tobacco Settlement Fin. Corp. RB, 6.25%, 05/15/2024	A	9,875,000	9,782,570
19,251,443
UTILITY 0.7%
Grand Prairie, TX Metro. Util. RB, 6.50%, 04/01/2012	A	3,740,000	3,992,113
WATER & SEWER 5.8%
Blytheville, AR Solid Wst. RB, 6.90%, 12/01/2021	A+	3,500,000	3,609,130
Huntsville, AL Solid Wst. Disposal Auth. RRB:
5.75%, 10/01/2009	AAA	7,865,000	8,750,520
5.75%, 10/01/2012	AAA	9,210,000	10,083,753
Maricopa Cnty., AZ PCRRB, El Paso Elec. Proj., 6.375%, 08/01/2015	NR	8,500,000	8,567,490
31,010,893
Total Municipal Obligations			513,682,458
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

November 30, 2002 (unaudited)

	Shares	Value

SHORT-TERM INVESTMENTS 2.5%
MUTUAL FUND SHARES 2.5%
Evergreen Institutional Municipal Money Market Fund (o)	13,603,380	$ 13,603,380
Total Investments (cost $509,829,537) 98.6%		527,285,838
Other Assets and Liabilities 1.4%		7,370,130
Net Assets 100.0%		$ 534,655,968

(v)	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.
(o)	The advisor to the fund and the advisor of the money market fund are each a division of Wachovia Corporation.
(n)	Security issued in zero coupon form with no periodic interest payments but is acquired at a discount that results in a current yield to maturity. An effective interest rate is applied to recognize interest income daily for the bond. This rate is based on total expected income to be earned over the life of the bond from amortization of discount at acquisition.

Summary of Abbreviations:
CDA	Community Development Association
EDA	Economic Development Authority
GNMA	Government National Mortgage Association
GO	General Obligation
HFA	Housing Finance Authority
IDA	Industrial Development Authority
IDRB	Industrial Development Revenue Bond
LOC	Letter of Credit
MBIA	Municipal Bond Investors Assurance Corporation
MHRB	Multifamily Housing Revenue Bond
PCRB	Pollution Control Revenue Bond
PCRRB	Pollution Control Refunding Revenue Bond
RB	Revenue Bond
RRB	Refunding Revenue Bond
SFHRB	Single Family Housing Revenue Bond
SFHRRB	Single Family Housing Refunding Revenue Bond

The following table shows the percent of total investments invested by geographic location as of November 30, 2002:
Alaska	2.0%
Alabama	4.7%
Arkansas	2.0%
Arizona	1.6%
California	2.5%
Colorado	3.3%
Connecticut	1.3%
District of Columbia	1.9%
Florida	2.3%
Georgia	0.3%
Hawaii	3.1%
Iowa	0.9%
Illinois	6.3%
Indiana	1.2%
Kansas	2.1%
Louisiana	0.4%
Massachusetts	4.4%
Maryland	0.5%
Michigan	3.5%
Minnesota	0.9%
Missouri	1.8%
Mississippi	1.0%
North Dakota	0.7%
New Hampshire	0.6%
New Jersey	3.0%
New Mexico	2.6%
New York	11.4%
Ohio	2.7%
Oklahoma	2.0%
Pennsylvania	7.6%
South Carolina	1.2%
South Dakota	1.1%
Tennessee	2.6%
Texas	5.0%
Washington	2.7%
Wisconsin	4.1%
West Virginia	2.1%
Non State Specific	2.6%
Total	100.0%
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

November 30, 2002 (unaudited)

Assets
Identified cost of securities	$ 509,829,537
Net unrealized gains on securities	17,456,301

Market value of securities	527,285,838
Receivable for Fund shares sold	1,023,000
Interest receivable	9,124,646
Prepaid expenses and other assets	61,321

Total assets	537,494,805

Liabilities
Dividends payable	2,219,200
Payable for Fund shares redeemed	528,989
Advisory fee payable	22,828
Distribution Plan expenses payable	336
Due to other related parties	4,390
Accrued expenses and other liabilities	63,094

Total liabilities	2,838,837

Net assets	$ 534,655,968

Net assets represented by
Paid-in capital	$ 557,942,030
Overdistributed net investment income	(147,962)
Accumulated net realized losses on securities	(40,594,401)
Net unrealized gains on securities	17,456,301

Total net assets	$ 534,655,968

Net assets consists of
Class I	$ 518,326,954
Class IS	16,329,014

Total net assets	$ 534,655,968

Shares outstanding
Class I	8,619,268
Class IS	271,537

Net asset value per share
Class I	$ 60.14
Class IS	$ 60.14

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Six Months Ended November 30, 2002 (unaudited)

Investment income
Interest	$ 15,319,428

Expenses
Advisory fee	1,436,713
Distribution Plan expenses	15,984
Administrative services fees	276,291
Transfer agent fee	4,461
Trustees’ fees and expenses	5,477
Printing and postage expenses	13,633
Custodian fee	75,253
Registration and filing fees	6,417
Professional fees	8,453
Other	10,357

Total expenses	1,853,039
Less: Expense reductions	(1,417)
Fee waivers	(19,303)

Net expenses	1,832,319

Net investment income	13,487,109

Net realized and unrealized gains or losses on securities
Net realized losses on securities	(6,389,861)
Net change in unrealized gains or losses on securities	3,857,105

Net realized and unrealized gains or losses on securities	(2,532,756)

Net increase in net assets resulting from operations	$ 10,954,353

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended November 30, 2002 (unaudited)		Year Ended May 31, 2002(a)

Operations
Net investment income		$ 13,487,109		$ 19,404,270
Net realized losses on securities		(6,389,861)		(6,814,886)
Net change in unrealized gains or losses on securities		3,857,105		(8,577,478)

Net increase in net assets resulting from operations		10,954,353		4,011,906

Distributions to shareholders from
Net investment income
Class I		(13,229,027)		(19,068,655)
Class IS		(297,882)		(347,339)

Total distributions to shareholders		(13,526,909)		(19,415,994)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class I	440,680	26,854,539	609,671	36,956,318
Class IS	129,479	7,858,456	129,173	7,882,146

		34,712,995		44,838,464

Net asset value of shares issued in
reinvestment of distributions
Class I	504	30,697	641	38,887
Class IS	2,218	135,226	3,159	191,587

		165,923		230,474

Payment for shares redeemed
Class I	(770,461)	(46,885,761)	(947,118)	(57,426,157)
Class IS	(52,879)	(3,211,944)	(90,946)	(5,573,811)

		(50,097,705)		(62,999,968)

Net decrease in net assets resulting from capital share transactions		(15,218,787)		(17,931,030)

Total decrease in net assets		(17,791,343)		(33,335,118)
Net assets
Beginning of period		552,447,311		585,782,429

End of period		$ 534,655,968		$ 552,447,311

Overdistributed net investment income		$ (147,962)		$ (108,162)

(a) For the eight months ended May 31, 2002. The fund changed its fiscal year end from September 30 to May 31, effective May 31, 2002.
See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS continued

	Year Ended September 30, 2001

Operations
Net investment income		$ 30,205,264
Net realized losses on securities		(1,771,462)
Net change in unrealized gains or losses on securities		17,859,289

Net increase in net assets resulting from operations		46,293,091

Distributions to shareholders from
Net investment income
Class I		(29,859,411)
Class IS		(379,376)

Total distributions to shareholders		(30,238,787)

	Shares
Capital share transactions
Proceeds from shares sold
Class I	1,067,013	65,577,371
Class IS	102,714	6,332,825

		71,910,196

Net asset value of shares issued in reinvestment of distributions
Class I	943	58,014
Class IS	3,311	204,028

		262,042

Payment for shares redeemed
Class I	(1,896,257)	(116,378,187)
Class IS	(83,089)	(5,105,112)

		(121,483,299)

Net decrease in net assets resulting from capital share transactions		(49,311,061)

Total decrease in net assets		(33,256,757)
Net assets
Beginning of period		619,039,186

End of period		$ 585,782,429

Overdistributed net investment income		$ (96,438)

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen Intermediate Municipal Bond Fund (the “Fund”) (formerly, Evergreen Intermediate Term Municipal Bond Fund) is a diversified series of Evergreen Select Fixed Income Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Institutional (“Class I”) and Institutional Service (“Class IS”) shares. Class I and Class IS shares are sold without a front-end sales charge or contingent deferred sales charge; however, Class IS shares pay an ongoing distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums.

c. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable and tax-exempt income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

d. Distributions

Distributions to shareholders from net investment income are accrued daily and paid monthly. Distributions from net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

e. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”), is the investment advisor to the Fund and is paid an annual fee of 0.52% of the Fund’s average daily net assets.

During the six months ended November 30, 2002, the investment advisor waived its fees in the amount of $19,303 which represents 0.01% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund.

4. DISTRIBUTION PLAN

Evergreen Distributor, Inc. (“EDI”), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted a Distribution Plan, as allowed by Rule 12b-1 of the 1940 Act, for Class IS shares. Under the Distribution Plan, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class IS shares.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $23,731,015 and $40,838,623, respectively, for the six months ended November 30, 2002.

On November 30, 2002, the aggregate cost of securities for federal income tax purposes was $509,829,537. The gross unrealized appreciation and depreciation on securities based on tax cost was $24,024,219 and $6,567,918, respectively, with a net unrealized appreciation of $17,456,301.

As of May 31, 2002, the Fund had $27,327,196 in capital loss carryovers for federal income tax purposes with $8,498,463 expiring in 2008, $16,804,911 expiring in 2009 and $2,023,822 expiring in 2010.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the six months ended November 30, 2002, the Fund did not participate in the interfund lending program.

7. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $1,417, which represents 0.00% of its average daily net assets.

8. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

9. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended November 30, 2002, the Fund had no borrowings under this agreement.

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL – South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.
OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

1 Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

2 Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

3 The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

4 The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

5 The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219. Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Additional information about the fund's Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With over $233 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of November 30, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

564618 1/2003

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034